UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2004

COMMISSION FILE NUMBER 1-9533

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Item 5. Other Events and Regulation FD Disclosure

On April 2, 2004, World Fuel Services Corporation (“World Fuel”) announced the purchase of all of the outstanding shares of Tramp Holdings Limited, the London based holding company of the Tramp Oil (“Tramp”) group of companies. The Tramp companies will operate as a business unit within the World Fuel Services marine business group. Tramp is one of the largest independent resellers of marine fuel in the world and, as a subsidiary of World Fuel, Tramp will remain active in global marine markets using its own brand name.

The total purchase price is expected to be approximately $83 million in cash and the transaction’s annualized impact on World Fuel’s earnings, net of interest and amortization of identifiable intangibles, is expected to be approximately $0.20 per share accretive, based on the companies’ most recent adjusted fiscal results. The Tramp Oil Group’s consolidated net worth is approximately $77 million at current exchange rates.

The Tramp Oil Group had revenues of $1.0 billion in its fiscal year ended 31 January 2004, and net income of $5.5 million. The Tramp Oil companies are primarily focused on middle market shipping fleets operating in all parts of the world and sell to all segments of the global shipping industry. In addition, the group has a smaller, complementary aviation fuel reselling business.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

99.1	News release, for April 2, 2004, announcing negotiations to purchase the Tramp Oil Group.

99.2	News release, for April 2, 2004, announcing the purchase of the Tramp Oil Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

World Fuel Services Corporation

Date: April 2, 2004	/s/ Francis X. Shea

Francis X. Shea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)